Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FOURTH QUARTER AND FISCAL 2012 RESULTS

Fiscal 2012 revenue of $1.3 billion, an 8% increase compared to prior year

Fiscal 2012 AOCF of $283.2 million, a 36% increase compared to prior year

Fiscal 2012 operating income of $177.5 million, up 44% versus prior year

NEW YORK, N.Y., August 24, 2012 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2012.

Fiscal 2012 revenues of $1.3 billion grew 8%, as compared to the prior year, primarily due to an increase in revenues in the MSG Sports and MSG Media segments, partially offset by a decrease in revenues in the MSG Entertainment segment. Fiscal 2012 adjusted operating cash flow (“AOCF”)(1) of $283.2 million increased 36%, as compared to the prior year, primarily driven by improved AOCF results in all three of the Company’s business segments. Fiscal 2012 operating income of $177.5 million grew 44% and net income of $106.5 million ($1.38 per diluted share) grew 34%, both as compared to the prior year.

Fiscal 2012 fourth quarter revenues of $332.9 million grew 42%, as compared to the prior year period, primarily due to an increase in revenues in all three of the Company’s business segments. Fiscal 2012 fourth quarter AOCF of $77.8 million increased 90%, as compared to the prior year period, primarily driven by an AOCF increase in the MSG Sports segment and, to a lesser extent, by an AOCF increase in the MSG Media segment and improved AOCF results in the MSG Entertainment segment. Operating income of $49.9 million grew 245% and net income of $28.6 million ($0.37 per diluted share) grew 235%, both as compared to the prior year quarter.

President and CEO Hank Ratner said: “Our Company had an impressive year as the ongoing strength of our fully integrated media, entertainment and sports business drove record AOCF for fiscal 2012. The second phase of the Arena Transformation is progressing well and we look forward to the debut of the transformed upper bowl this fall. Looking ahead, we remain confident that the breadth and strength of our assets and brands position us well for long-term growth and value creation for our shareholders.”

Results from Operations

Segment results for the quarters ended June 30, 2012 and 2011 are as follows:

	Revenue			AOCF			Operating Income (Loss)
$ millions	Q4 2012	Q4 2011	% Change	Q4 2012	Q4 2011	% Change	Q4 2012	Q4 2011	% Change
MSG Media	$167.0	$139.6	20%	$65.9	$58.2	13%	$59.5	$51.6	15%
MSG Entertainment	50.8	36.0	41%	(5.3)	(11.9)	55%	(8.7)	(14.5)	40%
MSG Sports	131.2	75.4	74%	19.8	(1.3)	NM	16.0	(5.0)	NM
Other (includes eliminations)	(16.0)	(17.0)	6%	(2.6)	(4.2)	38%	(17.0)	(17.5)	3%

Total Company	$332.9	$233.9	42%	$77.8	$40.9	90%	$49.9	$14.5	245%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

MSG Media

For fiscal 2012, MSG Media revenues of $614.2 million grew 9%, as compared to the prior year. AOCF of $258.6 million increased 13% and operating income of $228.3 million increased 12%, both as compared to the prior year.

For the fiscal fourth quarter, MSG Media revenues of $167.0 million grew 20%, as compared to the prior year period. Affiliate fee revenue increased $19.5 million, as compared to the prior year quarter, primarily attributable to higher affiliation rates. Advertising revenue increased $3.7 million, as compared to the prior year quarter. Other revenue increased $4.3 million, as compared to the prior year quarter, primarily attributable to a short-term programming licensing agreement. AOCF of $65.9 million increased 13% and operating income of $59.5 million increased 15%, both as compared to the prior year quarter. The increase in AOCF and operating income primarily reflects higher revenues, largely offset by an increase in direct operating expenses and, to a lesser extent, an increase in selling, general and administrative expenses.

MSG Entertainment

For fiscal 2012, MSG Entertainment revenues of $264.0 million decreased 10%, as compared to the prior year. AOCF of $5.3 million increased by $16.8 million and operating loss of $9.3 million improved by $14.7 million, both as compared to the prior year.

For the fiscal fourth quarter, MSG Entertainment revenues of $50.8 million grew 41%, as compared to the prior year period. The increase in revenues was primarily attributable to higher event-related revenues at the Company’s New York venues due to an increase in the overall number of events, including promoted events, as well as higher suite rental fee, sponsorship and signage revenues. AOCF loss of $5.3 million improved 55% and operating loss of $8.7 million improved 40%, both as compared to the prior year quarter, primarily due to higher overall revenues, partially offset by an increase in direct operating expenses and, to a lesser extent, an increase in selling, general and administrative expenses.

MSG Sports

For fiscal 2012, MSG Sports revenues of $464.7 million grew 17%, as compared to the prior year. AOCF of $28.7 million increased by $21.7 million and operating income of $13.1 million increased by $20.3 million, both as compared to the prior year.

For the fiscal fourth quarter, MSG Sports revenues of $131.2 million grew 74%, as compared to the prior year period. The increase in revenues was primarily due to an increase in the aggregate number of New York Rangers and New York Knicks home playoff games versus the prior year quarter, the financial benefits of the first phase of the Arena Transformation project, and, to a lesser extent, a higher percentage of New York Knicks-related revenues being recognized during the quarter versus the prior year period as a result of the timing of the compressed NBA season. The overall revenue increase included higher playoff-related revenues, professional sports team ticket-related revenue, suite rental fee revenue, sponsorship and signage revenues, and food, beverage and merchandise revenues. AOCF increased by $21.1 million to $19.8 million and operating income increased by $21.0 million to $16.0 million, both as compared to the prior year quarter. The increase in AOCF and operating income primarily reflects higher revenues, partially offset by an increase in direct operating expenses and, to a lesser extent, an increase in selling, general and administrative expenses.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully-integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Connecticut Whale (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, track and field and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks; and Fuse, a national television network dedicated to music. MSG Networks also include high-definition channels, MSG HD and MSG+ HD, and Fuse includes its high-definition channel, Fuse HD. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, Radio City Music Hall, The Theater at Madison Square Garden, the Beacon Theatre, the Chicago Theatre, the Forum in Inglewood, CA, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, and 3) restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 97223678

Conference call replay number is 855-859-2056 / Conference ID Number 97223678 until August 31, 2012

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Revenues	$332,919	$233,874	$1,284,016	$1,187,791

Adjusted operating cash flow	$77,782	$40,858	$283,235	$207,545
Share-based compensation expense	(3,388)	(2,625)	(18,205)	(11,398)

Operating income before depreciation and amortization	74,394	38,233	265,030	196,147
Depreciation and amortization (incl. impairments)	(24,509)	(23,756)	(87,503)	(72,573)

Operating income	49,885	14,477	177,527	123,574
Other income (expense):
Interest expense, net	(1,151)	(1,157)	(4,752)	(4,567)
Miscellaneous	482	—	7,072	7,485

Income from operations before income taxes	49,216	13,320	179,847	126,492
Income tax expense	(20,653)	(4,793)	(73,302)	(46,892)

Net income	$28,563	$8,527	$106,545	$79,600

Basic earnings per common share	$0.38	$0.11	$1.42	$1.07

Diluted earnings per common share	$0.37	$0.11	$1.38	$1.03

Basic weighted-average number of common shares outstanding	75,606	74,506	74,938	74,184
Diluted weighted-average number of common shares outstanding	77,664	77,186	77,459	77,058

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended June 30,		% Change
	2012	2011
MSG Media	$166,950	$139,550	20%
MSG Entertainment	50,808	35,965	41%
MSG Sports	131,159	75,381	74%
Other (including Inter-segment eliminations)	(15,998)	(17,022)	6%

Total Madison Square Garden Company	$332,919	$233,874	42%

	Twelve Months Ended June 30,		% Change
	2012	2011
MSG Media	$614,168	$564,653	9%
MSG Entertainment	263,976	294,484	(10)%
MSG Sports	464,726	398,757	17%
Other (including Inter-segment eliminations)	(58,854)	(70,103)	16%

Total Madison Square Garden Company	$1,284,016	$1,187,791	8%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow		% Change	Operating Income (Loss)		% Change
	Three Months Ended June 30,			Three Months Ended June 30,
	2012	2011		2012	2011
MSG Media	$65,881	$58,228	13%	$59,509	$51,560	15%
MSG Entertainment	(5,322)	(11,915)	55%	(8,658)	(14,541)	40%
MSG Sports	19,784	(1,294)	—	16,018	(5,023)	—
All other	(2,561)	(4,161)	38%	(16,984)	(17,519)	3%

Total Madison Square Garden Company	$77,782	$40,858	90%	$49,885	$14,477	245%

	Adjusted Operating Cash Flow		% Change	Operating Income (Loss)		% Change
	Twelve Months Ended June 30,			Twelve Months Ended June 30,
	2012	2011		2012	2011
MSG Media	$258,599	$228,180	13%	$228,346	$204,659	12%
MSG Entertainment	5,295	(11,479)	—	(9,302)	(23,982)	61%
MSG Sports	28,717	7,003	310%	13,069	(7,199)	—
All other	(9,376)	(16,159)	42%	(54,586)	(49,904)	(9)%

Total Madison Square Garden Company	$283,235	$207,545	36%	$177,527	$123,574	44%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2012	June 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$206,500	$304,876
Restricted cash	5,789	8,051
Accounts receivable, net of allowance for doubtful accounts of $2,434 and $2,292	126,565	118,013
Net related party receivables	27,277	22,587
Prepaid expenses	29,700	34,512
Other current assets	19,980	21,379

Total current assets	415,811	509,418
Property and equipment, net of accumulated depreciation and amortization of $435,696 and $407,190	969,528	607,792
Amortizable intangible assets, net of accumulated amortization of $122,210 and $122,093	101,814	121,794
Indefinite-lived intangible assets	158,636	158,096
Goodwill	742,492	742,492
Other assets	136,403	140,664

	$2,524,684	$2,280,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$33,048	$31,769
Net related party payables	362	—
Accrued liabilities:
Employee related costs	82,886	55,007
Other accrued liabilities	188,410	167,784
Deferred revenue	211,639	156,047

Total current liabilities	516,345	410,607
Defined benefit and other postretirement obligations	58,817	52,865
Other employee related costs	36,689	39,700
Other liabilities	60,438	53,995
Deferred tax liability	532,382	517,204

Total liabilities	1,204,671	1,074,371

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 62,016 and 62,094 shares outstanding	628	625
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,070,046	1,041,769
Treasury stock, at cost, 927 and 500 shares	(22,047)	(10,279)
Retained earnings	295,412	188,867
Accumulated other comprehensive loss	(24,162)	(15,233)

Total stockholders’ equity	1,320,013	1,205,885

	$2,524,684	$2,280,256

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended June 30,
	2012	2011
Net cash provided by operating activities	$333,373	$180,523

Net cash used in investing activities	(429,081)	(191,899)

Net cash used in financing activities	(2,668)	(3,493)

Net decrease in cash and cash equivalents	(98,376)	(14,869)
Cash and cash equivalents at beginning of period	304,876	319,745

Cash and cash equivalents at end of period	$206,500	$304,876